Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-4
(Form Type)

INDEPENDENT BANK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457(c) and 457(f)(1)	1,590,000		$68,780,000	0.00013810	$9,498.52
	Total Offering Amounts					$68,780,000		$9,498.52
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,498.52

(1)	Represents the maximum number of shares of Independent Bank Corporation common stock that may be issued upon the completion of the Merger described in this registration statement.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) and Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price of $68,780,000.00 was calculated by multiplying (i) 1,000,000, the estimated maximum number of shares of HCB Financial Corp. common stock to be exchanged or cancelled upon completion of the Merger, by (ii) $68.78, the average of the high and low sales prices for shares of HCB Financial Corp. common stock as reported on the OTCID market on April 24, 2026, which date is within five business days prior to the date of filing this registration statement.